Exhibit 99.1

CASCADE NATURAL GAS CORPORATION NAMES DAVID W. STEVENS PRESIDENT AND CEO;

W. BRIAN MATSUYAMA ANNOUNCES RETIREMENT

For Immediate Release

Contact:	Larry C. Rosok
Cascade Natural Gas Corporation
206/624-3900

March 4, 2005 [Seattle] —  Cascade Natural Gas Corporation announced today its Board of Directors has elected David W. Stevens as its President and Chief Executive Officer effective April 1, 2005.  Stevens is succeeding W. Brian Matsuyama, who will retire from his position of Vice Chairman, President & CEO, as well as from the Board of Directors.

Stevens, 45, most recently served as President and Chief Operating Officer of Panhandle Energy, a subsidiary of Southern Union Company.  Panhandle Energy’s operations include 10,000 miles of mainline natural gas pipelines, and North America’s largest liquefied natural gas receiving terminal and above ground liquefied natural gas storage facilities.

Stevens also served as Executive Vice President – Gas Distribution Operations for Southern Union Company including its four divisions that served well over 1 million customers.  From 1998 until its 2003 sale, he served as President and Chief Operating Officer of Southern Union Gas Company, a natural gas distribution company that served over 500,000 customers.  He also served in various operational positions for Southern Union since 1984, including Group Vice President, Regional Vice President, and Senior Vice President.

“David Stevens brings to the company extensive managerial and operational experience in the natural gas distribution business,” said Larry L. Pinnt, Chairman of the Board. “He understands the challenges of strategic planning in an increasingly competitive industry. The Board is confident in his ability to lead the executive management team in adding value for our customers and shareholders.”

“I am excited to join a natural gas distribution company with such tremendous potential for growth,” said Stevens. “I look forward to exploring opportunities with the experienced team at Cascade and continuously improving Cascade’s safety, customer service and financial performance.”

Stevens earned a Bachelor of Science degree in chemical engineering from the University of Texas at Austin in 1982 and is a Registered Professional Engineer.  He has been active in numerous industry and community associations, including the American Gas Association, Intrastate Natural Gas Association of America, Southern Gas Association, American Lung Association, and the Greater Austin Chamber of Commerce.  He is married with two teenage children.

Cascade Natural Gas Corporation also announced today the retirement of W. Brian Matsuyama.  Matsuyama has served Cascade as CEO since 1995.  He first joined Cascade as Vice President and General Counsel in 1987, and prior to that was a member of the law firm Jones, Grey and Bayley, P.S., where he provided legal counsel to the company beginning in 1975.

“Brian has been an integral part of Cascade’s success.  He is highly respected by the Board and employees because of his integrity and leadership.  In his tenure at the company, he has built a strong foundation for Cascade’s future,” said Larry L. Pinnt.  Matsuyama stated, “I have been fortunate to work with many talented people through the years.  I will miss being a part of Cascade’s team and am confident of its future success.”

Cascade Natural Gas Corporation, a natural gas distribution company, serves approximately 220,000 residential, commercial, industrial and transportation customers in 93 communities in Washington and Oregon.

Statements contained in this report that are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks and uncertainties that may cause actual future results to differ materially. Such risks and uncertainties with respect to the Company include, among others, its ability to successfully implement internal performance goals, competition from alternative forms of energy, consolidation in the energy industry, natural gas prices, performance issues with key natural gas suppliers and upstream pipelines, the capital-intensive nature of the Company’s business, regulatory issues, including the need for adequate and timely rate relief to recover capital and operating costs and to sustain dividend levels, the weather, increasing competition brought on by deregulation initiatives at the federal and state regulatory levels, the potential loss of large volume industrial customers due to “bypass” or the shift by such customers to special competitive contracts at lower per-unit margins, exposure to environmental cleanup requirements, and economic conditions, particularly in the Company’s service area.